Exhibit 99.1

CAI International, Inc. Announces Agreement to Sell its Logistics Business to NFI

SAN FRANCISCO--(BUSINESS WIRE)--August 17, 2020--CAI International, Inc. (“CAI” or the “Company”) (NYSE: CAI), announces the completion of an agreement to sell substantially all of the assets of its logistics business to NFI, on a debt free, cash free basis. In connection with the sale, substantially all of CAI’s employees of the logistics business were hired by NFI. The sale consideration consisted primarily of payment for the estimated net working capital of CAI’s logistics business as of the closing date, subject to adjustment 180 days after closing to reconcile to the actual net working capital as of the closing date.

Timothy Page, Interim President and Chief Executive Officer of CAI, commented, “The sale of our logistics business is a key step towards our goal of maximizing shareholder returns by focusing all of our resources on our core container leasing business.”

About CAI International, Inc.

CAI is one of the world’s leading transportation finance companies. As of June 30, 2020, CAI operated a worldwide fleet of approximately 1.7 million CEUs of containers. CAI operates through 22 offices located in 12 countries including the United States.

About NFI

NFI is a fully integrated North American supply chain solutions provider headquartered in Camden, N.J. Privately held by the Brown family since its inception in 1932, NFI generates more than $2 billion in annual revenue and employs more than 13,000 associates. For more information about NFI, visit www.nfiindustries.com or call 1-877-NFI-3777.

Contacts

Tim Page, Interim President and Chief Executive Officer
(415) 788-0100
tpage@capps.com